Exhibit 99.1

Karen Leggio and Michelle Kumbier Elected to the Board of Directors

(Chicago – April 29, 2024) – Ryerson Holding Corporation (NYSE: RYI) (“Ryerson”), a leading value-added processor and distributor of industrial metals, announced today the election of Karen Leggio and Michelle Kumbier to the Board of Directors (“Board”).

Steve Larson, Chair of the Board and Chair of the Nominating & Corporate Governance Committee, said, “We are pleased to welcome Karen Leggio and Michelle Kumbier to the Ryerson Board. Their elections are the culmination of a robust search process that began several months ago. Ryerson is committed to regularly evaluating our Board’s composition to ensure we have the right mix of backgrounds, skills and experiences. We are confident Karen and Michelle will provide valuable perspectives as we continue to execute our strategy and deliver attractive returns for Ryerson shareholders.”

“Karen and Michelle will be excellent additions to the Ryerson Board of Directors as each of them brings extensive knowledge and leadership experience in the areas of manufacturing and operations that will be invaluable to Ryerson as we advance on our next stage financial performance targets. It is my pleasure to welcome Karen and Michelle to the Board as we continue modernizing, optimizing and integrating our network of intelligently connected service centers toward providing the industry’s best customer experience,” said Eddie Lehner, President, CEO and Director of Ryerson.

Prior to joining Ryerson, Ms. Leggio recently served as the Senior Vice President and General Manager from 2019 to 2023 of the Channel and Distribution Business Unit of TE Connectivity Ltd (“TE”) (NYSE: TEL), a manufacturer and seller of connectivity and sensor solutions in Europe, the Middle East, Africa, the Asia–Pacific, and the Americas. From 2010 to 2019 she held various leadership positions at TE, including Senior Vice President of Sales and Operations Planning, Senior Vice President and General Manager of TE’s North American automotive business and Chief Supply Chain Officer. Prior to joining TE, Karen served as the Vice President of Global Supply Chain for Ingersoll Rand Inc. from 2007 to 2010. Prior to that, she spent twenty-three years (1985-2007) at General Motors Company holding multiple leadership roles of increasing responsibility in the areas of operations, procurement, logistics, supplier quality, and program management, including Vice President of Global Purchasing and Supply Chain, Executive Director, Global Electrical Leader, Director of Global Purchasing and Supply Chain and Director of Program Purchasing. Ms. Leggio earned a Master’s Degree in Operations from Purdue University and a Bachelor of Arts in Materials and Logistics Management and Supply Chain Management from Michigan State University. Ms. Leggio’s extensive senior management experience has led the Board to conclude that she has the background and skills necessary to serve as a director of the Company.

In addition to joining Ryerson, Ms. Kumbier currently serves as the Senior Vice President and President of the Turf & Consumer Products division of Briggs & Stratton LLC ("B&S"), a designer and manufacturer of gasoline engines, lithium-ion batteries, energy solutions, and lawn and turf care products. Prior to joining B&S in 2022, Michelle Kumbier served as the Chief Operating Officer of Harley-Davidson, Inc. ("HD") from 2017-2020, and held various senior leadership positions over her more than two decades with the company including as Senior Vice President Product & Operations, Senior Vice President Motorcycle Operations, and Senior Vice President Product Development. Prior to her time at HD, Ms. Kumbier started her career at Kohler Company Inc., holding various positions over an eleven-year period in operations, sales and customer service in the plumbing products and engines divisions. Ms. Kumbier also currently serves as a director on the boards of directors of both Abbott Laboratories and Teledyne Technologies Incorporated, and previously served on the board of directors of Tenneco Inc. Ms. Kumbier earned a Master of Business Administration from the University of Wisconsin - Oshkosh, a Bachelor of Arts in Marketing from Lakeland College and an Associate Degree in Materials Management from Lakeshore Technical College. Ms. Kumbier’s extensive senior management experience has led the Board to conclude that she has the background and skills necessary to serve as a director of the Company.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has around 4,600 employees in approximately 114 locations. Visit Ryerson at www.ryerson.com.

Safe Harbor Provision

Certain statements made in this release and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management's expectations, beliefs, intentions, plans, estimates, objectives, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented metals industry in which we operate; the impact of geopolitical events; fluctuating metal prices; our indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; the influence of a single investor group over our policies and procedures; work stoppages; obligations under certain employee retirement benefit plans; currency fluctuations; and consolidation in the metals industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2023, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

Manager – Investor Relations:

Pratham Dear
312.292.5033
investorinfo@ryerson.com